Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                         Three Months Ended
                                       Apr. 1,        Apr. 2,
                                        1995           1994
                                       ----------------------

Income before taxes                    $  1,416      $    971

Add fixed charges net of
   capitalized interest                       9            13

Income before taxes and fixed
  charges (net of capitalized
  interest)                            $  1,425      $    984

Fixed charges:

Interest*                              $      7      $     11

Capitalized interest                         11             4

Estimated interest component
  of rental expense                           2             2

Total                                  $     20      $     17

Ratio of earnings before taxes and
  fixed charges, to fixed charges          71.3          57.9


* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.